SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A


Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                                      1934



        Date of Report (Date of earliest event reported): April 30, 2004



                                    PHC, Inc.
             (Exact Name of Registrant as Specified in its Charter)


                                  Massachusetts
                    (State of Incorporation or Organization)


0-22916                                                   04-2601571
(Commission File Number)                               (I.R.S. Employer
                                                       Identification No.)


200 Lake Street, Suite 102, Peabody, Massachusetts             01960
 (Address of Principal Executive Offices)                   (Zip Code)


Registrant's telephone number, including area code:  (978) 536-2777



                                    -- 1 --

PHC, Inc. (the "Company") hereby amends its Current Report on Form 8-K, event date April 30, 2004, in order to supply additional information regarding the acquisition and to file the financial statements and pro forma financial information required by Item 7 of Form 8-K.

Item 2.  Acquisition of Assets

In connection with the acquisition, the Company is obligated to pay $280,000 and issue 200,000 warrants to purchase shares of Class A common stock as a finder's fee to Bathgate Capital. For more information on the acquisition, see the Company's current report on form 8-K filed with the Securities and Exchange Commission on May 13, 2004.







                                    -- 2 --

Item 7. Financial Statements and Exhibits

a) AUDITED FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                          PIVOTAL RESEARCH CENTERS, LLC

                                    CONTENTS

                                                                    Page No.

          INDEPENDENT AUDITORS' REPORT ON THE
            FINANCIAL STATEMENTS                                       4

                       FINANCIAL STATEMENTS
          Balance Sheets                                               5

          Statements of Earnings                                       6


          Statements of Cash Flows                                     7

          Notes to Financial Statements                              8 - 11







                                    -- 3 --

INDEPENDENT AUDITORS' REPORT

To the Members
Pivotal Research Centers, LLC. Peoria, Arizona

We have audited the accompanying balance sheets of Pivotal Research Centers, LLC, an Arizona corporation, as of June 30, 2003 and 2002 and the related statements of earnings and cashflows, for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U. S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pivotal Research Centers, LLC., as of June 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with U. S. generally accepted accounting principles.

/s/  Woods & Dwyer, P.L.C.
October 23, 2003

                                    -- 4 --

                          PIVOTAL RESEARCH CENTERS, LLC
                                 BALANCE SHEETS
                             June 30, 2003 and 2002

                                     ASSETS
                                                    2003             2002
 CURRENT ASSETS
 Cash and cash equivalents                        $ 561,706       $  339,749
 Accounts receivable                              1,182,376          815,628
 Prepaid and other expenses                          64,519           18,614
                                                ____________     ___________
        Total current assets                      1,808,601        1,173,991
                                                ____________     ___________
 PROPERTY AND EQUIPMENT, at cost
 Computer equipment                                  89,166           85,413
 Furniture and fixtures                             113,518          113,029
 Medical equipment                                   48,316           48,316
Leasehold improvements                               51,097           51,097
                                                ____________      ___________
                                                    302,097          297,855
 Less accumulated depreciation                      216,466          163,651
                                                ____________      ___________
                                                     85,631          134,204
                                                ____________      ___________
 Deposits and other assets                           31,524           26,580
                                                ____________      ___________
            Total Assets                         $1,925,756       $1,334,775
                                                ============      ==========

                              LIABILTIES AND EQUITY
                                                    2003               2002

  LIABILITIES
  Accounts payable and other                       $ 87,229         $ 63,974
  Accrued payroll, payroll taxes and benefits       146,882           65,044
                                                ____________       ___________

  Total current liabilities                         234,111          129,018
                                                ____________       ___________

  MEMBER'S EQUITY
   Capital contributions                            293,806          293,806

Retained earnings                                 1,397,839          911,951
                                                ____________       ___________
                                                  1,691,645        1,205,757
                                                ____________       ___________

        Total Liabilities and owners equity     $ 1,925,756        1,334,775
                                                ____________        ___________

       See Independent Auditors' Report and Notes to Financial Statements

                                    -- 5 --

                          PIVOTAL RESEARCH CENTERS, LLC
                             STATEMENTS OF EARNINGS
                   For the Years Ended June 30, 2003 and 2002

                                                        2003            2002

   Pharmaceutical study revenue                      $3,941,428     $3,171,667
   Cost of revenue                                    1,477,974      1,284,998
                                                    ____________    ___________

   Gross profit                                       2,463,454      1,886,669
                                                    ____________    ___________

   Operating expenses                                 1,737,246      1,774,951
                                                    ____________    ___________

   Income from operations                               726,208        111,718
                                                    ____________    ___________
   Other income (expense)
   Interest income, net                                   3,780          6,240
                                                    ____________    ___________

                                                          3,780          6,240
                                                    ____________    ___________

   Net income                                           729,988        117,958
                                                    ____________    ___________

   Retained earnings, beginning of year                 911,951      1,019,393
   Less distributions                                   244,100        225,400
                                                    ____________    ___________

   Retained earnings, end of year                    $1,397,839      $ 911,951
                                                    ===========    ===========




       See Independent Auditors' Report and Notes to Financial Statements

                                    -- 6 --

                          PIVOTAL RESEARCH CENTERS, LLC
                             STATEMENT OF CAHS FLOWS
                   For the Years Ended June 30, 2003 and 2002

                                                         2003          2002
   Cash flows from operating activities

   Net earnings (loss)                                  $  729,988  $  117,958

   Adjustments to reconcile net earnings (loss) to net cash provided (used) by operating activities

   Depreciation                                             52,815      60,884
                                                           782,803     178,842
   Accruals of expected future operating cash
    receipts and payments
      Decrease (increase) in:
        Accounts receivable                               (366,748)      7,948
        Prepaid expense and other                          (45,655)     (1,241)
        Deposits and other assets                           (5,194)         --
      Increase (decrease) in:
        Accounts payable and other                          23,255      (2,776)
        Accrued payroll, payroll taxes and benefits         81,838      59,302
                                                         _________     ________
                                                          (312,504)     63,233
                                                         _________    _________
   Net cash provided (used) by operating
     activities                                            470,299     242,075
                                                         _________    _________
   Cash flows from investing activities
      Acquisition of property and equipment                 (4,242)    (13,599)
                                                         _________    _________

   Net cash provided (used) by investing activities         (4,242)    (13,599)
                                                         _________    _________
   Cash flows from financing activities:
        Distributions                                     (244,100)   (225,400)
                                                         _________    _________
   Net cash provided (used) by financing activities       (244,100)   (225,400)
                                                         _________    _________
   Net increase (decrease) in cash                         221,957       3,076

   Cash and cash equivalents at beginning of year          339,749     336,673

   Cash and cash equivalents at end of year                561,706     339,749
                                                         ==========   =========
   Supplemental Cash Flow Disclosure
      Interest Expense                                        $951      $1,117
                                                         ==========   =========

       See Independent Auditors' Report and Notes to Financial Statements

                                    -- 7 --

                          PIVOTAL RESEARCH CENTERS, LLC
                          NOTES TO FINANCIAL STATEMENTS
                   For the years ended June 30, 2003 and 2002

NOTE 1      SIGNIFICANT ACCOUNTING POLICIES AND OTHER GENERAL MATERS

Nature of Operations

The Company was formed in the State of Arizona in January of 1997, and is currently engaged in clinical drug testing, primarily in Maricopa County in the State of Arizona. These clinical operations encompass all activities associated with the management, administration, and documentation of drug testing protocols.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with maturities of 90 days or less to be cash equivalents.

Accounts Receivable

Due to the nature of its customers, management believes that all accounts receivable are fully collectible. Therefore, no allowance for doubtful accounts has been provided for the years ended June 30, 2003 and 2002.

Property and Equipment

Property and equipment are recorded at cost. Maintenance and repairs are charged against operations in the year incurred, and major additions to property and equipment are capitalized. When assets are sold or retired, the cost and related accumulated depreciation are removed from the appropriate accounts, and the resulting gain or loss is included in operations. Depreciation is provided for by the straight-line method over the following estimated useful lives:

          Computer Equipment                  3 -5 years
          Furniture and Fixtures                 5 years
          Medical Equipment                      5 years
          Leasehold Improvements                 5 years

Depreciation   expense   for  the  years  ended  June  30,  2003  and  2002  was
approximately $52,815 and $60,844, respectively.

Accrued Payroll, Payroll Taxes and Benefits

At June 30 2003 and 2002, accrued payroll, payroll taxes and benefits consist of the following:

          Accrued wages                           $ 41,166        $ 37,496
          Accrued bonus                             72,600              --
          Accrued paid time off (PTO)               33,116          27,548
                                                  _________       _________
                                                  $146,882         $65,044
                                                  =========       =========
                                    -- 8 --

                          PIVOTAL RESEARCH CENTERS, LLC
                          NOTES TO FINANCIAL STATEMENTS
                   For the years ended June 30, 2003 and 2002

NOTE 1   SIGNIFICANT ACCOUNTING POLICIES AND OTHER GENERAL MATERS (Continued)

Employees are eligible to receive an annual bonus based upon certain performance criteria achieved by the Company. Bonus amounts are computed and paid as of December 31. The amounts accrued at June 30, 2003 and 2002, are based upon anticipated results of operations for the twelve months ended December 31, 2003 and 2002.

PTO (Paid Time Off) is accrued each pay period from the date of hire and is based upon years of employment with the Company. The available PTO for all employees is computed annually at September 30th. If at the end of the next full year of employment the employee has not used up more than the number of PTO hours recorded during the prior year of employment, the number of hours not used is transferred into a Serious Health Condition account to be used in the event of an extended illness or other approved leave of absence.

Income Tax Status

The Company has elected to be treated as a partnership for federal and state income tax purposes. Consequently, all tax effects of the Company's income or loss are passed through to the members. As a result, no provision for income taxes has been recorded in these financial statements.

Revenue Recognition

Pharmaceutical study revenue is recognized only after a pharmaceutical study contract has been awarded and the patient has been selected and accepted based on study criteria and billable units of service are provided.

Advertising Costs

The Company expenses all non-direct response advertising costs, as incurred. For the years ended June 30, 2003 and 2002, the Company charged to expense $620,500 and $444,900 in advertising costs, respectively.

Note 2   USE OF ESTIMATES IN FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires the members to make estimates and assumptions which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 3   FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash, accounts receivables, other current assets, accounts payable, and accrued expenses approximate fair value based on their short-term maturity.
                                    -- 9 --

                          PIVOTAL RESEARCH CENTERS, LLC
                          NOTES TO FINANCIAL STATEMENTS
                   For the years ended June 30, 2003 and 2002

NOTE 4   CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, major customers and vendors.

Cash

Concentrations of credit risk with respect to cash exist because, as of June 30, 2003 and 2002, approximately $324,700 and $208,700 was in excess of FDIC and SIPC coverage for those funds.

Major Customers

For the years ended June 30, 2003 and 2002, sales to four, and three customers aggregated 50% and 47% of the Company's total sales, respectively. As of June 30, 2003 and 2002 these customers comprised 37% and 49% of the ending accounts receivable balance reported in these financial statements, respectively.

Major Vendors

For the years ended June 30, 2003 and 2002, purchases from, one vendor aggregated 24% and 20% of the Company's total expenditures, respectively. As of June 30, 2003 and 2002, this customer comprised 21% and 48% of the ending accounts payable balance reported in these financial statements, respectively.

NOTE 5   OPERATING LEASES

Real Estate

The Company, leases office space in Peoria, and Mesa, Arizona. The Peoria lease is a six-year lease arrangement which began January 1, 2001 at a base rate of approximately $16,200 per month, adjustable annually and personally guaranteed by a 95% member. The Mesa lease is a five-year lease that began March 1, 2002, at a base rate of approximately $9,000 per month, adjustable annually. The Company leases office equipment for operational use at both its Peoria and Mesa locations. Operating lease payments are $750 and $1,200 per month with maturity dates through December of 2005.

Summary

Future minimum lease payments on operating leases for real estate and equipment are as follows, for the years ended June 30, (excluding taxes and applicable fees):
               2004             $ 352,045
               2005               361,241
               2006               316,342
               2007               112,677
                                __________
                               $1,142,305
                               ==========

For the years ended June 30, 2003 and 2002, total lease expense charged to operations was approximately $396,000 and $395,000, respectively.


                                    -- 10 --

                          PIVOTAL RESEARCH CENTERS, LLC
                          NOTES TO FINANCIAL STATEMENTS
                   For the years ended June 30, 2003 and 2002

NOTE 6   RETIREMENT PLAN

The Company has a profit sharing 401(k) plan, covering substantially all employees who qualify with respect to age and length of service. This plan does not provide for employer matching or discretionary contributions.

NOTE 7   CONTINGENCIES

Subsequent to the date of the audit report but prior to its issuance, the Company and a pharmaceutical company were named as co-defendants in a lawsuit filed in Arizona Superior Court. The pharmaceutical has indemnified the Company and has undertaken direct responsibility for litigation and settlement related to the claim. Management anticipates that the pharmaceutical company will settle the claim and expects that the Company will experience no economic loss.


                                    -- 11 --

    b)   INTERIM FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                            PIVOTAL RESEARCH CENTERS
                          INTERIM FINANCIAL STATEMENTS
                            For the nine months ended
                                 March 31, 2004


                                    CONTENTS

                                                            Page No

    INDEPENDENT ACCOUNTANTS' REVIEW REPORT
     ON THE FINANCIAL STATEMENTS                               13

    FINANCIAL STATEMENTS

    Balance Sheet                                              14

    Statement of Earnings                                      15

    Statement of Cash Flows                                    16

    Notes to Financial Statements                           17 - 21





                                    -- 12 --

                       INDEPENDENT ACCOUNTANTS' REVIEW REPORT





To the Members of
Pivotal Research Centers, LLC. Peoria, Arizona

We have reviewed the accompanying balance sheet of Pivotal Research Centers, LLC, as of the March 31, 2004, and the related Statements of earnings and cash flows for the nine months ended, in accordance with Statements of Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of Pivotal Research Centers, LLC.

A review consists principally of inquires of company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with generally accepted accounting principals.


/s/ Woods & Dwyer, P.L.C.
June 14, 2004



                                    -- 13 --

                          PIVOTAL RESEARCH CENTERS, LLC
                                  BALANCE SHEET
                                 March 31, 2004

ASSETS

CURRENT ASSETS
         Cash and cash equivalents                       $  597,725
         Accounts receivable                              1,101,015
         Prepaid and other expenses                          71,136
                                                        ____________
               Total Current Assets                       1,769,876
                                                        ____________

         PROPERTY AND EQUIPMENT, at cost

         Computer equipment                                  95,812
         Furniture and fixtures                             115,905
         Medical equipment                                   60,940
         Leasehold improvements                              51,097
                                                        ____________
                                                            323,754

               Less accumulated depreciation                247,087
                                                        ____________
                                                             76,667
                                                        ____________

         Deposits and Other Assets                           30,107
                                                        ____________
               Total Assets                              $1,876,650
                                                        ============
LIABILITIES

Accounts payable and other                                 $ 63,517
Accrued payroll, payroll taxes and benefits                 165,750
                                                        ____________
Total current liabilities                                   229,267
                                                        ____________
MEMBERS' EQUITY

Capital contributions                                       293,806
Retained earnings                                         1,353,577
                                                        ____________

               Total Liabilities and owners equity      $ 1,876,650
                                                        ===========


    See Independent Accounts' Review Report and Notes to Financial Statements


                                    -- 14 --

                          PIVOTAL RESEARCH CENTERS, LLC
                              STATEMENT OF EARNINGS
                    For The Nine Months Ended March 31, 2004



   Pharmaceutical study revenue                         $3,249,861

   Cost of revenue                                       1,288,554
                                                        ___________
   Gross profit                                          1,961,307
                                                        ___________

   Operating expenses                                    1,353,312
                                                        ___________
      Income from operations                               607,995
                                                        ___________
  Other income (expense)
      Interest income, net                                   5,343
                                                        ___________
                                                             5,343

   Net income                                              613,338
                                                        ___________

   Retained earnings, beginning of period                1,397,839


   Less distributions                                      657,600

   Retained earnings, end of period                    $ 1,353,577
                                                       ===========






    See Independent Accounts' Review Report and Notes to Financial Statements

                                    -- 15 --

                          PIVOTAL RESEARCH CENTERS, LLC
                             STATEMENT OF CASH FLOWS
                    For The Nine Months Ended March 31, 2004

     Net earnings (loss)                                          $613,338

     Adjustments to reconcile net earnings (loss)
       to net cash provided (used) by operating activities:
     Depreciation                                                   30,621
                                                                  __________
                                                                   643,959
Accruals of expected future operating
  cash receipts and payments
     Decrease (increase) in:
       Accounts receivable                                          81,361
       Prepaid expense and other                                    (6,617)
       Deposits and other                                            1,417
     Increase (decrease) in
       Accounts payable and other                                  (23,712)
       Accrued payroll, payroll taxes and benefits                  18,868
                                                                  __________
                                                                    71,317
     Net cash provided by operating activities                     715,276
                                                                  __________

Cash flows from investing activities
     Acquisition of property and equipment                         (21,657)
                                                                  __________

Net cash provided (used) by investing activities                   (21,657)
                                                                  __________
Cash flows from financing activities:
     Distributions                                                (657,600)
                                                                  __________
Net cash provided (used) by financing activities                  (657,600)
                                                                  __________
Net increase (decrease) in cash                                     36,019

Cash and cash equivalents at beginning of year                     561,706
                                                                  __________
Cash and cash equivalents at end of year                          $597,725
                                                                  ==========


  See Independent Accountants' Review Report and Notes to Financial Statements

                                    -- 16 --

                         PIVOTAL RESEARCH CENTERS, LLC
                          NOTES TO FINANCIAL STATEMENTS
                    For the Nine Months Ended March 31, 2004

NOTE 1      SIGNIFICANT ACCOUNTING POLICIES AND OTHER GENERAL MATTERS

Nature of Operations

The Company was formed in the State of Arizona January of 1997, and is currently engaged in clinical drug testing, primarily in Maricopa County in the State of Arizona. These clinical operations encompass all activities associated with the management, administration, and documentation of drug testing protocols.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with maturities of 90 days or less to be cash equivalents.

                               Accounts Receivable

Due to the nature of its customers, management believes that all accounts receivable are fully collectible. Therefore, no allowance for doubtful accounts has been provided for the nine months ended March 31, 2004.

                             Property and Equipment

Property and equipment are recorded at cost. Maintenance and repairs are charged against operations in the year incurred, and major additions to property and equipment are capitalized. When assets are sold or retired, the cost and related accumulated depreciation are removed from the appropriate accounts, and the resulting gain or loss is included in operations. Depreciation is provided for by the straight-line method over the following estimated useful lives:

             Computer Equipment                     3-5 years
             Furniture and Fixtures                   5 years
             Medical Equipment                        5 years
             Leasehold improvements                   5 years

Depreciation expense for the nine months ended March 31, 2004 was approximately $30,600.

                                    -- 17 --

                          PIVOTAL RESEARCH CENTERS, LLC
                          NOTES TO FINANCIAL STATEMENTS
                    For the Nine Months Ended March 31, 2004


NOTE 1     SIGNIFICANT ACCOUNTING POLICIES AND OTHER GENERAL MATTERS (Continued)

           Accrued Payroll, Payroll Taxes and Benefits

At March 31, 2004, accrued payroll benefits consist of the following:

            Accrued wages                        $ 55,132
            Accrued bonus                          35,500
            Accrued paid time off (PTO)            40,618
                                                 ________
                                                 $131,250
                                                 ========

Employees are eligible to receive an annual bonus based upon certain performance criteria achieved by the Company. Bonus amounts are computed and paid as of December 31. The amount at March 31, 2004 is based upon anticipated results of operations for the twelve months ended December 31, 2004.

PTO is accrued each pay period from the date of hire and is based upon years of employment with the Company. The available PTO for all employees is computed annually at September 30th. If at the end of the next full year of employment the employee has not used up more than the number of PTO hours recorded during the prior year of employment, the number of hours not used is transferred into a Serious Health condition account to be used in the event of an extended illness or other approved leave of absence.

                                Income Tax Status

The Company has elected to be treated as a partnership for federal and state income tax purposes. Consequently, all tax effects of the Company's income or loss are passed through to the members. As a result, no provision for income taxes has been recorded in these financial statements.



                                    -- 18 --

                          PIVOTAL RESEARCH CENTERS, LLC
                          NOTES TO FINANCIAL STATEMENTS
                    For the Nine Months Ended March 31, 2004


NOTE 1    SIGNIFICANT ACCOUNTING POLICIES AND OTHER GENERAL MATTERS (Continued)

          Revenue Recognition

          Pharmaceutical study revenue is recognized only after a pharmaceutical study contract has been awarded and the patient has been selected and accepted based on study criteria and billable units of service are provided.

          Advertising Costs

          The Company expenses all non-direct response advertising costs as incurred. For the nine months ended March 31, 2004, the Company charged to expense approximately $198,000 in advertising costs.

NOTE 2    USE OF ESTIMATES IN FINANCIAL STATEMENTS

          The preparation of financial statements in conformity with generally accepted accounting principles requires the members to make estimates and assumptions which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 3    FAIR VALUE OF FINANCIAL INSTRUMENTS

          The carrying amounts of cash, accounts receivables, other current assets, accounts payable, and accrued expenses approximate fair value based on their short-term maturity,

NOTE 4     CONCENTRATION OF CREDIT RISK

          Concentrations that potentially subject the Company to credit risk are cash, major customers and major vendors.




                                    -- 19 --

                          PIVOTAL RESEARCH CENTERS, LLC
                          NOTES TO FINANCIAL STATEMENTS
                    For the Nine Months Ended March 31, 2004

NOTE 4    CONCENTRATION OF CREDIT RISK (Continued)

          Cash
          Concentrations of credit risk with respect to cash exist because, as of March 31, 2004, approximately $599,000 was in excess of FDIC and SIPC coverage for those funds.

          Major Customers
          For the nine months ended March 31, 2004, sales to two customers comprised approximately 20% of the Company's total sales. As of March 31, 2004 these two customers along with one other comprised approximately 34% of the ending accounts receivable balance reported in these financial statements.

          Major Vendors
          For the nine months ended March 31, 2004 purchases from one vendor approximated 13% of the Company's total direct expenditures.

NOTE 5    OPERATING LEASES

          Real Estate
          The Company, leases office space in Peoria, and Mesa, Arizona. The Peoria lease is a six-year lease arrangement, which began January 1, 2001 at a base rate of approximately $16,200 per month, adjustable annually and personally guaranteed by a 95% member. The Mesa lease is a five-year lease that began March 1, 2002, at a base rate of approximately $9,000 per month, adjustable annually.

          The Company leases office equipment for operational use at both its Peoria and Mesa locations. Operating lease payments are approximately $730 and $1,180 per month with maturity dates through December of 2005.

          Summary

          Future minimum lease payments on operating leases for real estate and equipment are as follows, for years ended March 31, (excluding taxes and applicable fees):

                   2005            $336,112
                   2006             334,518
                   2007             169,015
                                   ________
                                   $839,645
                                   ========

          For the nine months ended March 31, 2004, total lease expense charged to operations was approximately $298,000.

NOTE 6    RETIREMENT PLAN

          The Company has a profit sharing 401 (k) plan, covering substantially all employees who qualify with respect to age and length of service. This plan does not provide for employer matching or discretionary contributions.



                           -- 20 --

                          PIVOTAL RESEARCH CENTERS, LLC
                          NOTES TO FINANCIAL STATEMENTS
                    For the Nine Months Ended March 31, 2004

NOTE 7    CONTINGENCIES

          Subsequent to the date of the review report but prior to its issuance, the Company and a pharmaceutical company were named as co-defendants in a lawsuit filed in Arizona Superior Court. The pharmaceutical has indemnified the Company and has undertaken direct responsibility for litigation and settlement related to the claim. Management anticipates that the pharmaceutical company will settle the claim and expects that the Company will experience no economic loss.

NOTE 8    SUBSEQUENT EVENT

          Effective April 30, 2004, the members of the Company sold their ownership interest to PHC, Inc., d.b.a. Pioneer Behavioral Health (Pioneer). Pioneer is a public Company whose stock is traded on the OTC Bulletin Board. They paid $1.5 million in cash and $500,000 in PHC, Inc. common stock plus performance based notes, which were staged during the next five years based on future profitability.



                                    -- 21 --

c) PRO FORMA FINANCIAL INFORMATION

          Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined balance sheet as of March 31, 2004, the related unaudited pro forma condensed combined statements of operations for the fiscal year ended June 30, 2003 and for the nine months ended March 31, 2004, all give pro forma effect to the acquisition of 100% of the membership interest in Pivotal Research Centers, LLC ("Pivotal").

These unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to be indicative of the results of operations for future periods or the results that actually would have been realized had the Company and Pivotal been a consolidated company during the specified periods.

The unaudited pro forma condensed combined financial statements are based on the respective audited and unaudited historical consolidated financial statements and the notes thereto of the Company and Pivotal after giving effect to the acquisition using the purchase method of accounting and assumptions and adjustments described below and in the notes of the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of operations for the year ended June 30, 2003 and the nine months ended March 31, 2004 assume the acquisition occurred on July 1, 2002.

In the accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2004, the estimated purchase price of Pivotal is allocated to the estimated fair value of the assets acquired and liabilities assumed based on the balance sheet on the date of acquisition. The final purchase price allocation will be based upon independent appraisals of certain intangible assets of Pivotal. The preliminary purchase price allocation included in the accompanying unaudited pro forma condensed combined financial statements is based upon estimates which are subject to audit and revision.

The pro forma adjustments are based upon available information and upon certain assumptions as described in the notes to the unaudited pro forma condensed combined financial statements that the Company's management believes are reasonable in the circumstances.

The unaudited pro forma condensed combined financial statements and accompanying notes should be read in conjunction with the historical consolidated financial statements and accompanying notes thereto of the Company included in its Annual Report on Form 10-KSB for the year ended June 30, 2003 as well as its Quarterly Report on Form 10-QSB for the three and nine months ended March 31, 2004, which were filed with the Securities and Exchange Commission on September 19, 2003 and May 13, 2004, respectively.


                                    -- 22 --

           Unaudited Pro Forma Condensed Combined Statement of Operations
                        For the Year Ended June 30, 2003
                      (in thousands, except per share data)

                                       Historical               Pro Forma
                                                                       Combined
                                   PHC, Inc.   Pivotal   Adjustments    Company
_______________________________________________________________________________
 Revenues:
 Patient care, net                  $21,243    $   --     $    --      $21,243
 Pharmaceutical study                   941     3,941          --        4,882
 Contract support services            1,649        --          --        1,649
                                    ________   ________    ________   _________
     Total revenues                  23,833     3,941          --       27,774
                                    ________   ________    ________   _________
 Operating expenses:
   Patient care expenses             11,830        --          --        11,830
   Cost of contract support services  1,398     1,478          --         2,876
   Provision for doubtful accounts    1,108        --          --         1,108
   Website expenses                     217        --          --           217
   Administrative expenses            7,834     1,737         228  (a)    9,799
                                    ________   ________    ________  ___________
     Total operating expenses        22,387     3,215         228        25,830
                                    ________   ________    ________  ___________
 Income from operations               1,446       726        (228)        1,944
                                    ________   ________    ________  ___________
 Other income (expense):
   Interest income                       13         4          (4) (b)       13
   Other income, net                    115        --          --           115
   Interest expense                    (542)       --          --  (c)     (542)
                                    ________   ________    ________  ___________
     Total other expense, net          (414)        4         ( 4)         (414)
                                    ________   ________    ________  ___________
Income before income taxes            1,032       730        (232)        1,530
Provision for income taxes               54        --          --            54
                                    ________   ________    ________  ___________
     Net income applicable to
      common shareholders           $   978    $  730     $  (232)     $  1,476
                                    ========   ========    ========  ===========
Basic net ncome per common share    $  0.07                            $   0.09
                                    =======                          ===========
Basic weighted average number of
 shares outstanding              13,944,047                          16,289,593
                                 ==========                          ===========
Diluted net ncome per common
  share                             $  0.07                            $   0.09
                                 ==========                          ===========
Diluted weighted average
  number of shares outstanding   14,564,078                          17,014,725
                                 ==========                          ===========
    The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                    -- 23 --

           Unaudited Pro Forma Condensed Combined Statement of Operations
                    For the Nine Months Ended March 31, 2004
                      (in thousands, except per share data)

                                       Historical               Pro Forma
                                                                       Combined
                                   PHC, Inc.   Pivotal   Adjustments    Company
_______________________________________________________________________________
 Revenues:
 Patient care, net                  $ 16,324   $   --     $    --      $ 16,324
 Pharmaceutical study                    500    3,250          --         3,750
 Contract support services             2,240       --          --         2,240
                                    ________   ________    ________     ________
 Total revenues                       19,064    3,250          --        22,314
                                    ________   ________    ________     ________
 Operating expenses:
   Patient care expenses               9,034       --          --         9,034
   Cost of contract support services   1,667    1,289          --         2,956
   Provision for doubtful accounts     1,113       --          --         1,113
   Website expenses                      219       --          --           219
   Administrative expenses             7,447    1,353         180   (a)   8,980
                                    ________   ________    ________     ________
      Total operating expenses        19,480    2,642         180        22,302
                                    ________   ________    ________     ________
 Income(loss) from operations           (416)     608        (180)           12
                                    ________   ________    ________     ________
 Other income (expense):
   Interest income                        26        5          (5)  (b)      26
   Other income, net                      77       --          --            77
   Interest expense and other
     financing costs                    (466)      --           --  (c)    (466)
                                    ________   ________    ________     ________
       Total other expense, net         (363)       5          (5)         (363)
                                    ________   ________    ________     ________
Income(loss) before income taxes        (779)     613        (185)         (351)

Provision for income taxes                11       --          --            11
                                    ________   ________    ________     ________
        Net income(loss)                (790)      613        (185)        (362)
                                    ________   ________    ________     ________
Income applicable to common
  shareholders                      $   (790)       613       (185)        (362)
                                    =========   ========     ========    =======
Basic and diluted income per
  common share                      $  (0.06)                           $ (0.02)
                                    =========                          =========
Basic and diluted weighted average
 number of shares outstanding     14,149,261                         16,494,807
                                 ===========                         ===========

         The accompanying notes are an integral part of these unaudited pro forma condensed financial statements.

                                    -- 24 --

               Unaudited Pro Forma Condensed Combined Balance Sheet
                              As of March 31, 2004
                      (in thousands, except per share data)

                                       Historical               Pro Forma
                                                                       Combined
                                   PHC, Inc.   Pivotal   Adjustments    Company
_______________________________________________________________________________
           ASSETS
Current assets:
  Cash and cash equivalents        $   964     $   598    $   (538) (d) $1,024
  Accounts receivable, net           4,924       1,101      (1,101) (e)   4,924
  Prepaid expenses                     273          71           8  (f)     352
  Third party settlement receivables    10          --          --           10
  Other receivables and advances       307          --          39  (g)     346
  Deferred income tax assets, net      809          --          --          809
                                    ________   ________    ________     ________
     Total current assets            7,287       1,770      (1,592)       7,465
  Accounts receivable, noncurrent      505          --          --          505
  Other receivables                     94          --          --           94
  Property and equipment, net        1,297          77           8  (h)   1,382
  Customer Relationships                --          --       2,400  (i)   2,400
  Goodwill                             969          --         369  (j)   1,338
     Other assets                      385          30          (4) (k)     411
                                    ________   ________    ________     _______
     Total assets                  $10,537     $ 1,877    $  3,481      $13,595
                                   ========    ========    ========     ========
        LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
   Accounts payable                $ 1,403     $    63    $   (63)  (l)   1,403
   Notes payable--related parties      100          --         --           100
   Current maturities of long-term
     debt                            1,886          --         --         1,886
   Revolving credit note             1,675          --         --         1,675
   Deferred revenue                     65          --         56   (m)     121
   Current portion of obligations
     under capital leases               26          --         --            26
   Accrued payroll, payroll taxes
     and benefits                    1,117         166        (30)  (n)   1,253
   Accrued expenses and other
      liabilities                    1,413          --          5   (o)   1,418
   Convertible debentures              250          --         --           250
                                    ________   ________    ________     _______
     Total current liabilities       7,935         229         (32)       8,132
                                    ________   ________    ________     _______
 Long-term debt                        432          --         200  (p)     632
 Obligations under capital leases,
  net of current portion                24          --          --           24
                                    ________   ________    ________     _______
     Total noncurrent liabilities
                                       456          --       2,500          656
                                    ________   ________    ________     _______
     Total liabilities               8,391         229       2,468        8,788
                                    ________   ________    ________     _______
  Stockholders' equity:
  Class A common stock, $.01 par value;
    20,000,000 shares authorized,
    14,354,059 shares issued at March
    31, 2004                           144          --          23  (q)     167
  Class B common stock, $.01 par
    value; 2,000,000 shares
    authorized, 726,991 outstanding
    convertible into 726,991
    shares of Class A common stock       7          --          --            7
  Additional paid-in capital        20,107         294       2,344  (r)  22,745
  Treasury stock, 148,020 shares
    of Class A common stock at March
    31, 2004, at cost                 (121)         --          --         (121)
  Accumulated deficit              (17,991)      1,354      (1,354) (s) (17,991)
                                    ________   ________    ________     _______
   Total stockholders' equity        2,146       1,648       1,013        4,807
   Total liabilities and
    stockholders' equity          $ 10,537     $ 1,877     $ 3,481      $13,595
                                  ========     ========    ========    ========

         The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

                                    -- 25 --

       Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1.  Basis of Presentation and Purchase Price

Included in the accompanying unaudited pro forma condensed combined financial statements are PHC, Inc. and all previously owned subsidiaries and Pivotal Research Centers, LLC, which was acquired by PHC, Inc. on April 30, 2004.

The Phoenix-based Pivotal significantly expands the Company's clinical research capabilities and geographic presence. The Company purchased 100% of the membership interest in Pivotal Research Centers, LLC, from the former owners, Louis Kirby, Carol Colombo and Anthony Bonacci. In addition to its currently enrolling research contracts, the acquisition brings with it the expertise and reputation of Pivotal's founder, Louis Kirby, MD and its CEO Michael Colombo.

The Company paid $1.5 million in cash and $500,000 in PHC, Inc. Class A common stock. The value of Class A common stock was determined in accordance with EITF-99-12, "Determination of the Measurement Date for the Market Price of Acquirer Securities issued in a Purchase Business Combination." Additionally, the Company agreed to three performance-based notes which are staged during the next five years based on future profitability and secured by all the assets of Pivotal as well as by PHC, Inc.'s ownership interest in Pivotal.

Note A is a secured promissory Note with a face value of $1,000,00P0, with an annual interest rate of 6%, a maturity date of December 31, 2008 and payments due in quarterly installments beginning January 2005. The outstanding principal will be adjusted in the first and second years of the note based on adjusted EBITDA as defined in the agreement of $780,000. Whereby adjusted EBITDA of greater than $780,000 for each period increases the note value by the difference and adjusted EBITDA of less than $780,000 will decrease the note value by the difference. Quarterly payments are then made based on the adjusted value of the notes.

Note B is a secured promissory Note with a face value of $500,000, with an annual interest rate of 6%, a maturity date of December 31, 2008 and payments due in quarterly installments beginning January 2007. The outstanding principal will be adjusted on February 1, 2006 based on annual adjusted EBITDA as defined in the agreement of $780,000 for the adjustment period of January 1, 2005 through December 31, 2006. Adjusted EBITDA greater than $780,000 for the adjustment period increases the note value by the difference and adjusted EBITDA of less than $780,000 for the adjustment period will decrease the note value by the difference. Quarterly payments are then made based on the adjusted value of the notes

Note C is a secured promissory Note with a face value of $1,000,000, with an annual interest rate of 6%, a maturity date of March 31, 2009 and annual payments commencing on March 31, 2005. Note payment amounts will be determined based on the adjusted EBITDA as defined in the agreement of the non-Pivotal Research business for each payment period beginning at the effective date of the agreement and ending on December 31, 2004 and each year thereafter multiplied by ..35. In addition this note provides for the issuance of up to $200,000 in PHC, Inc. Class A common stock, should the total of the five notes payments be less then the $1,000,000 face value of the Note.

In accordance with SFAS No 141, "Business Combinations", the value of the notes is considered to be contingent consideration and will be recorded as additional purchase price as the contingencies are resolved and the price is fixed. However, the floor of Note C of $200,000 was recorded as purchase price on the date of acquisition.

In addition to the usual representations and warranties made in agreements such as this, the Membership Purchase Agreement also includes a sellers' covenant to the buyers not to compete or interfere with business and a buyers covenant regarding the timely collection and transfer of the accounts receivable of the seller and the public registration of the closing stock. In addition, the sellers also provided an indemnification to the buyer from and against any and all losses including, but not limited to, any litigation whether or not disclosed resulting from a pre-closing event, facts, circumstances, conditions whether or not asserted prior to the Closing Date.



                                    -- 26 --

       Notes to Unaudited Pro Forma Condensed Combined Financial Information

     In conjunction with the Membership Purchase Agreement, the company also executed employment and non-compete agreements with Dr. Louis C. Kirby and Michael J Colombo.

     In connection with the acquisition, the company is obligated to pay $280,000 and issue 200,000 warrants to purchase shares of Class A common stock as a finder's fee to Bathgate Capital valued at $51,000 using the Black-Scholes. In addition to this amount, the Company expended an additional $323,000 in expenses related to the transaction which are included as additional purchase price in the related pro forma financial information.

The following is a summary of estimated total purchase price:

        Cash Paid                     $1,500,000
        Common Stock                     500,000
        Note C Value                     200,000
        Acquisition Costs                654,000
                                      ___________
                                      $2,854,000
                                      ===========

The following table indicates the estimated purchase price allocations:

         Furniture and Equipment      $   85,000
         Customer Relationships        2,400,000
         Goodwill                        369,000
                                    ____________
                                      $2,854,000

Pioneer determined that it would be in the best interest of the shareholders to finance this transaction through equity as opposed to debt, since favorable debt issuance was not available. Therefore, the Company offered 2,000,000 shares of class a common stock at $1.10 per share in a private placement. The private placement also included 25% warrant coverage at an exercise price of $1.10 per share with a three-year term and standard liquidity features. As a result of this transaction the Company issued 1,918,196 shares of Class A Common Stock for approximately $2,110,000 and warrants to purchase 479,549 additional shares of Class A Common Stock. The private placement facilitated the closing of the acquisition without incurring any additional bank debt, and also provides the necessary working capital for Pivotal to execute its business plan.

Note 2.  Pro Forma Adjustments

The following describes the pro forma adjustments made to the accompanying unaudited pro forma condensed combined financial statements:

     (a) Administrative expenses are adjusted as follows:

          i. to reflect decreased depreciation based on the use of straight line depreciation for three years on the acquired fixed assets. This amounts to an adjustment of $24,000 for the year ended June 30, 2003 and $9,000 for the nine months ended March 31, 2004.
          ii.  to reflect additional audit expenses of $1,000 per month.
          iii. to reflect increased amortization expense of $20,000 monthly based on the allocation of the purchase price of $2.4 million to customer relationships with an estimated life of 10 years.

     (b) Interest income from the Pivotal records was eliminated as depository accounts of Pivotal were not transferred as a part of the acquisition.

     (c) Interest expense was not increased as the only acquisition debt recorded in the acquisition relates to the issuance of common stock.


                                    -- 27 --

      Notes to Unaudited Pro Forma Condensed Combined Financial Information

     (d)  Cash was adjusted as follows:

                 i. to reflect the closing Pivotal cash of $23,000.

               ii. to record the cash received in the sale of common stock of $2,110,000.
               iii. to  record  the cash  payment  made for the  acquisition  of
                    $1,500,000.
                iv. To record the payment of acquisition expenses of $603,000.

     (e) Pivotal Accounts Receivables were retained by the sellers and eliminated from the balance sheet.
     (f) Prepaid expenses of Pivotal were increased to show $79,000 which was purchased by PHC as shown in the closing statement.
     (g) Other receivables was increased $39,000 to reflect the amount due to PHC from the sellers to compensate for accrued expenses in the closing statement.
     (h) Property and equipment was increased $8,000 to reflect the estimated fair value of the purchased fixed assets.
     (i) Customer relationship was increased by $2,400,000 to reflect the estimated fair value of this intangible asset purchased.
     (j) Goodwill was increased to reflect the remaining purchase price allocation.
     (k) Other assets was decreased to reflect the fair value of deposits purchased by PHC as shown in the closing statement.
     (l) Accounts payable was decreased as payment is the responsibility of the sellers as reflected in the closing statement.
     (m) Deferred revenue was increased by $56,000 to show prepayment received by the sellers on current studies as shown in the closing statement.
     (n) Accrued payroll, payroll taxes, and benefits was decreased to show the responsibility of PHC for future payment as shown in the closing statement.
     (o) Accrued expenses was increased to show the responsibility of PHC for future payment as shown in the closing statement.
     (p) Long-term debt was increased to reflect the Notes payable to the sellers as part of the purchase price of Pivotal.
     (q) Class A common stock was increased by $23,000 to show the effect of the par value of 427,350 shares issued as a part of the Pivotal acquisition and 1,918,196 shares issued as part of the private placement.
     (r) Additional paid in capital was decreased by $294,000 to eliminate the sellers capital; increased by $2,587,000 to reflect the shares issued in the acquisition and private placement; and increased by $51,000 to reflect the value of the warrants issued by the Company as a finder's fee to Bathgate Capital.
     (s) Accumulated deficit was decreased by $1,354,000 to eliminate the retained earnings of the sellers.


                                    -- 28 --

      Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 3.  Pro Forma Income (Loss) Per Share

For the year ended June 30, 2003 and nine months ended March 31, 2004, the unaudited pro forma basic and diluted income (loss) per share amounts are calculated based on the weighted average number of PHC, Inc. common shares outstanding prior to the acquisition plus the 427,350 shares issued upon closing of the acquisition, plus the 1,918,196 shares issued in the private placement outlined in Note 1. Common stock equivalents resulting from assumed exercise of warrants issued in these transactions are not included in the diluted loss per share calculation for the nine months ended March 31, 2004 because to do so would have been anti-dilutive. However, such common stock equivalents are included in the diluted income per share calculation for the year ended June 30, 2003.






                                    -- 29 --

(d)  EXHIBITS

The following exhibits were filed with the initial report on Form 8-K or are being filed with this document.

     *4.22 Form of Subscription Agreement and warrant

     *10.27 Membership  Purchase Agreement between PHC, Inc and Pivotal Research
            Centers, LLC and its Sellers Louis C. Kirby, Carol A. Colombo and Anthony A. Bonacci dated April 30, 2004.

     *10.28 Pledge  Agreement  entered  into April 30, 2004 by and between  PHC,
            Inc. and Louis Kirby, Carol Colombo and Anthony Bonacci.

     *10.29 Security  Agreement  entered into April 30, 2004 by and between PHC,
            Inc. and Louis Kirby, Carol Colombo and Anthony Bonacci.

     *10.30 Secured   Promissory  Note  dated  April 30,  2004 in the  amount of
            $1,000,000 by PHC, Inc. in favor of Louis C. Kirby, Carol Colombo and Anthony Bonacci. (Note A)

     *10.31 Secured  Promissory  Note  dated  April 30,  2004 in the  amount of
            $500,000 by PHC, Inc. in favor of Louis C. Kirby, Carol Colombo and Anthony Bonacci. (Note B)

     *10.32 Secured  Promissory  Note  dated   April 30,  2004 in the  amount of
            $1,000,000 by PHC, Inc. in favor of Louis C. Kirby, Carol Colombo and Anthony Bonacci. (Note C)

     *10.33 Kirby employment and Non-Compete Agreement.

     *10.34 Colombo employment and Non-Compete Agreement.

     *10.35 First Amendment to Membership Purchase Agreement and Colombo employment agreement and Note C.

    **23.1 Consent of Wood & Dwyer, P.L.C. accountants for the acquired company.


* Previously filed with Current Report on Form 8-K filed May 13, 2004

** Filed herewith




                                    -- 30 --

SIGNATURE

Pursuant to the requirements of the securities exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              PHC, INC.


Date: June 29, 2004                           By:  /s/ Bruce A. Shear
                                                   ________________________
                                                       Bruce A. Shear
                                                       President




                                    -- 31 --